EXHIBIT 99.1

Gladstone Capital Announces Monthly Cash Distributions for  July, August and September 2018 and Conference Call Dates

MCLEAN, Va., July 10, 2018 (GLOBE NEWSWIRE) -- Gladstone Capital Corporation (NASDAQ:GLAD) (the “Company”) announced today that its board of directors declared the following monthly cash distributions for July, August and September 2018 and also announced its plan to report earnings for the third fiscal quarter ended June 30, 2018.

Cash Distributions:

Common Stock: $0.07 per share of common stock for each of July, August and September 2018, payable per the table below. The Company has paid 177 consecutive monthly cash distributions on its common stock.

Record Date	Payment Date	Cash Distribution
July 20	July 31	$0.07
August 21	August 31	$0.07
September 19	September 28	$0.07
Total for the Quarter:		$0.21

Term Preferred Stock: $0.125 per share of the Company’s 6.00% Series 2024 Term Preferred Stock (“Term Preferred Stock”) for each of July, August and September 2018, payable per the table below. The Term Preferred Stock trades on the NASDAQ under the symbol “GLADN.”

Record Date	Payment Date	Cash Distribution
July 20	July 31	$0.125
August 21	August 31	$0.125
September 19	September 28	$0.125
Total for the Quarter:		$0.375

The Company offers a dividend reinvestment plan (the “DRIP”) to its common stockholders. For more information regarding the DRIP, please visit www.gladstonecapital.com.

Earnings Announcement:

The Company also announced today that it plans to report earnings for the third fiscal quarter ended June 30, 2018, after the stock market closes on Tuesday, July 31, 2018. The Company will hold a conference call Wednesday, August 1, 2018 at 8:30 a.m. EDT to discuss its earnings results.  Please call (855) 465-0177 to enter the conference call.  An operator will monitor the call and set a queue for questions.

A conference call replay will be available after the call and will be accessible through August 8, 2018. To hear the replay, please dial (855) 859-2056 and use playback conference number 2859319.

The live audio broadcast of the Company’s conference call will be available online at www.gladstonecapital.com. The event will be archived and available for replay on the Company’s website through October 1, 2018.

If you have questions prior to or following the earnings release you may e-mail them to capital@gladstonecompanies.com.

Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

Source: Gladstone Capital Corporation

For further information: Gladstone Capital Corporation, 703-287-5893